Exhibit 10.1

EMPLOYMENT AGREEMENT

The parties to this Employment Agreement (this “Agreement”), dated as of February 18, 2008 (the “Effective Date”), are Power-One, Inc., a Delaware corporation (the “Company”), and Richard J. Thompson (the “Executive”).  The Company and the Executive each desire that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.  This Agreement shall govern the employment relationship between the Executive and the Company from and after the date hereof, and supersedes and negates any previous agreements with respect to such employment relationship.

Accordingly, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound, agree as follows:

1.             Employment.

1.1           General.  On the Effective Date, the Company hereby employs the Executive in an executive officer capacity.  Upon the resignation or other termination of employment of the Company’s current Chief Executive Officer, the Executive shall be employed in the capacity of Chief Executive Officer.  The Executive hereby accepts such employment, subject to the terms and conditions herein contained.  During the Employment Term (as defined in Section 4), the Executive agrees faithfully to perform (i) any duties delineated in the By-laws of the Company relating to his position as Chief Executive Officer, (ii) such duties and responsibilities as are customary for an executive with similar titles and positions at similar publicly-traded companies and (iii) such additional duties (consistent with his position as Chief Executive Officer) as may be reasonably assigned to the Executive from time to time by the Company’s Board of Directors (the “Board”).  During the Employment Term, the Company shall also nominate (or re-nominate, as the case may be) the Executive to serve as a member of the Board.  The Executive shall at all times report directly and solely to the Board.

1.2           Full-Time Position.  The Executive hereby agrees that, during the Employment Term, he shall devote all of his business time, attention and skills to the business and affairs of the Company and its subsidiaries, except during vacation time as provided by Section 3.4 hereof and any periods of illness.  Subject to the foregoing, nothing in this Agreement shall restrict the Executive from (i) managing his personal investments, personal business affairs and other personal matters, (ii) serving on the boards of directors of companies that do not compete directly or indirectly with the Company, (iii) serving on civic or charitable boards or committees or (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that none of such activities, either singly or in the aggregate, interfere with the performance of his duties under this Agreement.  The Executive must receive approval of the Board prior to assuming any directorships, which approval shall not be unreasonably withheld, delayed or conditioned.

2.             Compensation.

2.1           Salary.  Subject to the terms and conditions herein contained, during the Employment Term, the Company shall pay to the Executive, and the Executive shall accept, for all services to be rendered by him pursuant to this Agreement (including, but not limited to, any services that may be rendered by him to any subsidiary of the Company and any services that may be rendered by him as a member of the Board or the board of any such subsidiary or any committee(s) thereof) a base salary of not less than $500,000 per annum, and subject to increases, if any, as may be approved from time to time by the Board or the Compensation Committee in its discretion (such amount, together with any applicable increases, shall be referred to herein as the “Base Salary”).  The Executive’s Base Salary shall be payable in such installments as are in effect from time to time in accordance with the regular payroll practices of the Company.

2.2           Incentive Payment.  Commencing in the 2008 calendar year, in addition to his Base Salary, the Executive shall be entitled to receive an incentive payment in respect of each calendar year during the Employment Term (an “Incentive Payment”).  The Executive’s target Incentive Payment for each calendar year during the Employment Term shall be equal to 100% of his Base Salary (the “Target Bonus”).  The actual amount of any Incentive Payment earned by the Executive each year shall be determined by the Board (or its Compensation Committee) based on performance objectives established by the Board (or its Compensation Committee), with input from the Executive, for that particular year. The Board (or its Compensation Committee) will generally establish, with input from the Executive, the performance objectives for each year within thirty days after the Company’s budget for the year is approved.  Performance objectives for the Executive shall be based solely on objective Company performance criteria, and shall at all times exclude from its determination extraordinary charges that are approved by the Board, including, without limit, charges such as gain or loss from disposal of principal operating location or investments, one-time accounting adjustments or changes in accounting principles, goodwill impairment, restructuring costs, other one-time charges and such other items as may be determined by the Board (the “Extraordinary Charges”).  The actual Incentive Payment earned for each year shall be paid no later than March 15 of the following year, but may be paid earlier in the Company’s discretion. Except as provided in Section 5.6, the payment of any Incentive Payment for a calendar year is subject to the Executive’s continued employment through the last day of such calendar year. For the 2008 calendar year, the Executive’s Incentive Payment shall become earned based on the performance objectives and terms set forth in Exhibit A (attached and incorporated herein), provided that the Executive shall be entitled to receive a minimum bonus for 2008 equal to $350,000 if the Company achieves positive earnings per share for the 2008 calendar year.  The Company agrees that the amount of the Executive’s Target Bonus shall not be reduced during the Employment Term.

2.3           Equity Compensation.  On the Effective Date, the Executive shall be granted a long-term incentive compensation award in the form of 450,000 restricted stock units (the “RSUs”), 500,000 stock options (the “Options”) and 250,000 stock appreciation rights (the “SARs”).  The RSUs, Options and SARs shall be granted in accordance with the terms of the written award agreements evidencing such awards that have been provided to the Executive in connection with his entering into this Agreement.

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2.3.1        RSUs.     Each RSU shall represent the right to receive the value of one share of the Company’s common stock.  Except as set forth herein, subject to the Executive’s continued employment on each vesting date, the RSUs shall become vested in four substantially equal annual installments on each of the first four annual anniversaries of the date hereof. The RSUs may also become vested in connection with the Executive’s termination of employment or non-renewal of this Agreement pursuant to the provisions of Section 5.6 or 5.7 below.

2.3.2        Options and SARs.  Each Option and SAR shall have a per share exercise price or base price (the applicable exercise price and base price are each referred to as the “Exercise Price”) equal to the fair market value of a share of the Company’s common stock on the grant date.  The Options and SARs shall have a maximum term of 10 years, subject to earlier termination as determined under the terms of the written agreements evidencing the Options and SARs.  Except as set forth herein, subject to the Executive’s continued employment, the Options and SARs shall become 100% vested on February 18, 2012.  The Options and SARs will vest earlier in the following circumstances: (i) 50% of the total number of Options and 50% of the total number of SARs shall become vested on March 1, 2010 if (A) the closing price per share of the Company’s common stock on the principal exchange on which such stock is traded on any 20 out of 30 consecutive trading days in the period beginning October 1, 2009 and ending March 1, 2010 exceeds 150% of the Exercise Price (as appropriately adjusted for stock splits and similar transactions) and (B) the Company’s consolidated net income for the 2009 calendar year as determined under generally accepted accounting principles (“GAAP”) equals or exceeds 5% of the Company’s consolidated net sales revenue for such period determined under GAAP; and (ii) 25% of the total number of Options and 25% of the total number of SARs shall become vested on March 1, 2011 if (X) the closing price per share of the Company’s common stock on the principal exchange on which such stock is traded on any 20 out of 30 consecutive trading days in the period beginning October 1, 2010 and ending March 1, 2011 exceeds 160% of the Exercise Price (as appropriately adjusted for stock splits and similar transactions) and (Y) the Company’s consolidated net income for the 2010 calendar year as determined under GAAP equals or exceeds 7.5% of the Company’s consolidated net sales revenue for such period determined under GAAP.  In all cases in which the Company’s consolidated net income and consolidated net sales revenue is a vesting measurement, Extraordinary Charges shall be excluded.  The Options and SARs may also become vested in connection with the Executive’s termination of employment or non-renewal of this Agreement pursuant to the provisions of Section 5.6 or Section 5.7 below.

3.             Additional Benefits.

3.1           Expenses.  During the Employment Term, the Company shall reimburse the Executive (upon the submission by him of reasonably itemized accounts therefor), or advance to the Executive, where appropriate, an amount for such costs and expenses as the Executive shall reasonably incur (including, among other things, business travel and business entertainment expenses) in connection with the performance by him of his duties hereunder in accordance with the Company’s policy with respect thereto as in effect from time to time during the Employment Term.  In addition, during the Employment Term the Executive shall be entitled to, and the Company shall provide, a non-accountable pre-tax annual car allowance of $13,260 (subject to annual review and any increases as may be approved by the Compensation Committee), paid bi-weekly.

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3.2           Housing; Relocation.

3.2.1        Temporary Housing.  To facilitate its needs to secure the services of the Executive in an expedited matter, as necessary, the Company shall secure for him fully-furnished temporary executive housing, located in close proximity to the Company’s headquarters.  The executive housing contemplated in this paragraph shall be provided to the Executive temporarily for a period of up to 90 days after the Effective Date, until a more suitable long-term housing shall be located, at which point the provisions of Section 3.2.2 shall apply.

3.2.2        Housing Costs.  As soon as reasonably practicable following the Effective Date and continuing for a period of at least 12 months (or until such later time as may be established by the Compensation Committee) during the Employment Term following the date the Executive moves into such housing, the Company shall reimburse the Executive, or advance to the Executive, where appropriate, up to a maximum of $6,000 per month for such out-of-pocket housing costs and expenses as the Executive shall reasonably incur.  Any personal income taxes the Executive may incur on his receipt of payment for such housing costs and expenses shall be considered part of the Executive’s reasonable housing costs and expenses, however the $6,000 monthly cap is inclusive of any such tax reimbursement expenses.

3.2.3        Moving Expenses.  During the Employment Term, the Company shall pay, or shall reimburse the Executive, for reasonable costs associated with relocating his residence to the area in which the Company maintains the offices in which Executive will perform his services.  For these purposes, reasonable relocation costs shall include the costs associated with his relocation, which shall include reimbursement or payment of costs associated with moving Executive’s and his family’s personal property, travel costs incurred with respect to finding and moving to a new residence for Executive and his family and other similar costs.

3.3           General Fringe Benefits.  During the Employment Term, the Executive shall be entitled to, and the Company shall provide, such fringe benefits of the Company, including, but not limited to, participation in employee health and benefit plans and the Company’s purchase of health and/or disability insurance, which the Company may from time to time generally offer its senior officers and for which the Executive is eligible.  Notwithstanding the preceding sentence, such fringe benefits may be adjusted from time to time by the Company, as long as such adjustment is generally consistent for all senior officers.

3.4           Vacation and Other Leave.  During the Employment Term, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year, provided that such vacation shall accrue and be subject to the Company’s vacation policies in effect from time to time.  The Executive shall also be entitled to all other holiday and leave pay generally available to other senior officers of the Company.

3.5           Other Benefits.  Nothing in this Agreement shall prevent the Company from, or obligate the Company to, increase compensation (including without limitation any Base Salary or Incentive Payment), any other payments or any other benefits to the Executive, or from deciding to provide the Executive with any benefits in addition to those provided for herein.  Subject to the foregoing, the Board (or its Compensation Committee) will review the Executive’s compensation annually.

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4.             Term of Employment.  The Executive’s employment hereunder shall commence on the Effective Date and shall continue through the second annual anniversary of the date hereof (the “Initial Term”); provided that the parties may extend the employment as described herein.  The Executive’s employment shall terminate at the end of the Initial Term (or any subsequent term, as determined hereunder) unless the parties mutually agree in writing at least sixty (60) days prior to the end of such term to extend his employment, whereupon the Executive’s employment shall be extended for the longer of one year or such term as is then mutually agreed (which shall be no less than one year).  The employment under this Agreement shall be subject to earlier termination under Section 5.

The period of the Executive’s employment, as it may be extended, is referred to herein as the “Employment Term.”  The end of the Initial Term or any subsequent term is referred to herein as the “Expiration Date.”

5.             Termination.

5.1           Death.  The Employment Term shall terminate automatically in the event of the Executive’s death during the Employment Term and upon such termination, the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.1 hereof.

5.2           Disability.  In the event of, but only in the event of, the Executive’s clear inability to perform his duties by reason of his becoming Disabled (as defined herein) during the Employment Term, the Company shall have the option (but not the obligation) to terminate the Employment Term, by giving written notice of such termination to the Executive, which notice shall specify the effective date of termination.  Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.1 hereof.  For purposes of this Agreement, the term “Disabled” or “Disability” shall mean that the Executive is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

5.3           By the Company for Cause.  The Company may, at its option, terminate the Employment Term, for any of the following reasons (each a “Cause”), upon five (5) business days’ prior written notice to the Executive that a meeting of the Board will be held to consider such action, at which meeting the Executive and his counsel shall be afforded an opportunity to be heard (a “Hearing”). Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.2 hereof:

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5.3.1        Violation of Law.  If the Executive is convicted of a felony under federal or state law, the Board may terminate the Employment Term by written notice to the Executive, which termination shall be effective, if not rescinded, immediately after the date of the Hearing.

5.3.2        Failure to Perform.  If, without the prior express written consent of the Board (other than the Executive), the Executive fails to perform, in any material respect, any of his material duties or obligations under Sections 1 or 7 (other than as a result of being Disabled as to which Section 5.2 hereof could apply), and if such failure continues for more than thirty (30) days after a Hearing is held in respect thereof, then the Board may terminate the Employment Term immediately after said thirty (30) day period; provided, however, that if such failure is incapable of being cured, in the good faith determination of the Board, the Employment Term shall terminate immediately after the date of the Hearing.

The parties hereto acknowledge and agree that matters of the business judgment of the Executive or the economic performance of the Company or any segment thereof shall not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct.

5.3.3        Other Actions.  If, without the prior express written consent of the Board, the Executive takes actions or omits to take actions in connection with his duties and/or responsibilities hereunder that constitute willful misconduct or gross negligence and such actions or omissions adversely and materially affect the business, reputation, or financial or other condition of the Company, the Board may terminate the Employment Term by written notice to the Executive, which termination shall be effective immediately after the date of the Hearing.

The parties hereto acknowledge and agree that matters of the business judgment of the Executive or the economic performance of the Company or any segment thereof shall not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct.

5.4           By the Company Without Cause.  In addition (and without prejudice) to its right to terminate the Employment Term under the provisions of Section 5.3 hereof, the Company may, at its option, terminate the Employment Term for any reason whatsoever by giving written notice of termination to the Executive from the Board, specifying the date of termination. Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in Section 5.6.3 hereof.

5.5           By the Executive For “Substantial Breach.”  As used herein, “Substantial Breach” shall mean the Company’s material breach of this Agreement, including but not limited to (i) the failure of the Company to employ the Executive in his current or a substantially similar position, without regard to title, such that his duties and responsibilities are materially diminished without his consent; (ii) a material reduction in the Executive’s base salary rate without his consent; or (iii) a relocation of the Executive’s primary place of employment more than 35 miles from his current site of employment without his consent; provided, however, if any of these conditions occur, the Executive is required to provide notice of any such condition to the Board within 60 days of the initial occurrence of the condition, and the Company will then have

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30 days to cure and/or remedy the condition, prior to the existence of such condition being deemed to be “Substantial Breach;” and provided, further, a termination based on a Substantial Breach must occur within two years following the initial existence of one or more of the conditions set forth above without the Executive’s consent.  Upon such termination, the Executive shall have no further duties hereunder (except as set forth in Section 7 hereof) and the obligations, duties and liabilities of the Company to the Executive shall solely be as set forth in section 5.6.3 hereof.

5.6           Payments Upon Termination.  In the event that the Executive’s employment pursuant to this Agreement is terminated before the Employment Term expires as a result of death or Disability of the Executive, or by the Company with or without Cause, or by the Executive for Substantial Breach, the Company shall pay to the Executive the following amounts, as and if applicable, and the Company shall thereupon have no liability or other obligation of any kind or character under or in connection with this Agreement (the effective date of any such termination is hereinafter referred to as the “Termination Date”):

5.6.1        Death or Disability.  In the event that the Employment Term is terminated pursuant to Section 5.1 or Section 5.2 hereof, the Company shall pay to the Executive or to the Executive’s executor, administrator, beneficiary or personal representative (the “Representative”), as the case may be, the following:

(i)  the Base Salary, accrued vacation and all other amounts due and owing through the Termination Date, plus any Incentive Payment for a year prior to the year in which the Termination Date occurs that  has been earned under Section 2.2 but that remains unpaid on the Termination Date (the “Accrued Obligations”), each payable in accordance with the Company’s regular payroll practices; and

(ii) a lump-sum payment equal to one times (X) Base Salary plus (Y) the Executive’s Target Bonus for the year in which his death or Disability occurs; provided that, amounts payable under this Section 5.6.1(ii) shall be reduced by any payment actually received by the Executive from either a Company-sponsored long-term disability or life insurance plan, as the case may be; and

(iii) accelerated vesting of a pro-rata portion of the RSUs, Options and SARs and all other equity awards granted on or after the Effective Date (with the pro-rata portion based on the portion of days after the grant date and prior to the date the award would otherwise be 100% fully vested (without regard to performance milestones) that the Executive was employed by the Company), provided, however, that the Executive shall in all cases vest in that number of RSUs, Options and SARs that results in at least 50% of the total number of each of the RSUs, Options and SARs being vested on the Termination Date.

In addition, the Executive or his Representative, as the case may be, shall, to the extent allowable under the law and the provisions of the applicable plan, continue to receive during the twelve (12) month period following the Termination Date or until such time as the Executive obtains subsequent full-time employment, all benefits under the Company’s medical, dental, hospitalization and life insurance plans to which he was entitled at the Termination Date, with

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the Company paying the same percentage of the premium payments paid at the Termination Date while the benefits are provided (collectively, the “Benefits”).

5.6.2        By the Company for Cause.  In the event that the Employment Term is terminated pursuant to Section 5.3 hereof, the Company shall pay to the Executive the Accrued Obligations in accordance with the Company’s regular payroll practices.

5.6.3        By the Company without Cause or By the Executive for Substantial Breach.  In the event that the Employment Term is terminated pursuant to Section 5.4 or Section 5.5 hereof, the Company shall pay to the Executive (i) the Accrued Obligations, payable in accordance with the Company’s regular payroll practices; (ii) a lump-sump payment payable within 10 days after the Termination Date in an amount equal to (A) the greater of (1) one times Base Salary or (2) the Base Salary the Executive would have earned through the then current Expiration Date plus (B) the Executive’s Target Bonus for the year in which the Termination Date occurs, multiplied by the greater of one or the number of years left during the then current term; (iii) accelerated vesting of a pro-rata portion of the RSUs, Options, SARs and all other equity awards granted on or after the Effective Date (with the pro-rata portion based on the portion of days after the grant date and prior to the date the award would otherwise be 100% fully vested (without regard to performance milestones) that the Executive was employed by the Company), provided, however, that the Executive shall in all cases vest in that number of RSUs, Options and SARs that results in at least 50% of the total number of each of the RSUs, Options and SARs being vested on the Termination Date; and (iv) the costs and expenses of outplacement related services which the Executive shall reasonably incur during the two years following the Termination Date in an amount not to exceed $45,000 (with payment by the Company to occur within 30 days after the submission by him of reasonably itemized invoices therefor).

In addition, the Executive shall continue to receive, to the extent allowable by law, the Benefits during the twenty-four (24) month period following the Termination Date, or until such time as Executive obtains subsequent full-time employment,  To the extent such Benefits under COBRA cannot be provided after a period of eighteen (18) months, the Company will reimburse the Executive an amount equivalent to the cost of such Benefits under COBRA to the Executive for the remaining six (6) month period (or until such time as Executive obtains subsequent full-time employment, if shorter), with such reimbursement determined to ensure that the Executive enjoys the same tax free benefit he would have received had he remained employed.

5.6.4        Effect of Change of Control.

(a)           Concurrently with entering into this Agreement, the Executive has executed and become a party to the Company’s Senior Executive Change in Control Agreement, attached hereto as Exhibit B (attached and incorporated herein), which provides for benefits payable upon certain terminations of employment in connection with a change in control of the Company.  Any severance or other benefits payable under Section 5.6 or Section 5.7 of this Agreement shall reduce the benefits payable under the Senior Executive Change in Control Agreement (or any similar agreement, plan, program or other arrangement covering the Executive from time to time), with such reduction in benefits occurring pursuant to the provisions of section 4.2(e) of the Senior Executive Change in Control Agreement as in effect on the date hereof.

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(b)                                 Notwithstanding anything to the contrary contained in the Senior Executive Change in Control Agreement, the Company and the Executive agree as follows: (i) the Company shall not terminate the Senior Executive Change in Control Agreement during the Employment Term, (ii) for purposes of Section 4.3(b) of the Senior Executive Change in Control Agreement, (A) during 2008, the Executive’s Target Bonus shall be used to determine the value of the payment provided thereunder instead of the average of the annual bonuses paid for the three (3) full fiscal years immediately preceding the date of the Executive’s termination of employment and (B) during 2009 and thereafter, the value of the payment thereunder shall be based on the average value of the annual bonuses paid by the Company to the Executive for the three (3) full fiscal years immediately preceding the date of the Executive’s termination of employment (or for such lesser number of full fiscal years that the Executive was employed by the Company) and (iii) the mandatory retirement age with respect to the Executive shall in no event be less than age 65.

5.7                                 Non-Renewal By the Employer on Expiration Date.  If the Employment Term ends on the Expiration Date (as it may be extended from time to time) because of the Company’s failure to offer to renew the Agreement on terms that are no less favorable than those then in effect under the Agreement, (a) the Company shall pay to the Executive the Accrued Obligations, payable in accordance with the Company’s regular payroll practices; (b) a lump-sum payment payable within 10 days after the Termination Date equal to one times (X) Base Salary plus (Y) the Executive’s Target Bonus for the year in which the Termination Date occurs; (c) the Executive shall be entitled to accelerated vesting of a pro-rata portion of the RSUs, Options, SARs and all other equity awards granted on or after the Effective Date (with the pro-rata portion based on the portion of days after the grant date and prior to the date the award would otherwise be 100% fully vested (without regard to performance milestones)  that the Executive was employed by the Company), provided, however, that the Executive shall in all cases vest in that number of RSUs, Options and SARs that results in at least 50% of the total number of each of the RSUs, Options and SARs being vested on the Expiration Date.

5.8                                 Release; Exclusive Remedy.  This Section 5.8 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock unit, stock appreciation right or other equity-based award agreement to the contrary.  As a condition precedent to any Company obligation to the Executive pursuant to Sections 5.6.3 or 5.7 or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in substantially the form attached as Exhibit C (attached and incorporated herein), and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.  The Company shall have no obligation to make any payment to the Executive pursuant to Sections 5.6.3 or 5.7 (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 5.8 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

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6.                                       Arbitration.

6.1                                 In General.  All claims or controversies arising out of or in connection with this Agreement, that the Company may have against the Executive, or that the Executive may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall be resolved through arbitration as provided in this Section 6.  The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration shall be final and binding upon the Company and the Executive, and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

6.2                                 Applicable Rules and Procedures.  Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect.  The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”).  The arbitration shall be held in the city in which the Executive is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location.  Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.  The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules.  Each party may strike all names on the list it deems unacceptable.  If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains.  The party who did not initiate the claim shall strike first.  If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.  The arbitrator shall interpret this Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law.  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement.  The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is voidable.  To the extent required by applicable law, the arbitration shall be conducted pursuant to California Code of Civil Procedure Sections 1282 et. seq.  Notwithstanding the foregoing provisions, the Company and the Executive each may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, to ensure that any relief sought in arbitration is not rendered ineffectual through interim harm and as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

7.                                       Restrictive Covenants.

7.1                                 Nondisclosure, Proprietary Inventions, and Assignment Agreement.  Concurrently with entering into this Agreement, the Executive has executed and become a party to the Company’s form non-disclosure agreement, which will be furnished to the Executive prior to the Effective Date.

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7.2                                 Trade Secrets.  In the course of performing his duties for the Company, the Executive will receive, and acknowledges that he has received or will receive, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.”  The Executive agrees that he will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Trade Secret of the Company or any of its affiliates to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so.  The Executive further agrees that if, at the time of the termination of his employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, the Executive will return and surrender all such documents and materials to the Company upon leaving its employ.  The restrictions and protection provided for in this Section 7.2 shall be in addition to any protection afforded to Trade Secrets by law or equity and in addition to any protection afforded to Trade Secrets by any other agreement between the Executive and the Company.

7.3                                 Non-compete Covenant.  To the extent permissible under applicable law, the Executive hereby agrees that he shall not, during the Employment Term and for a period of twelve (12) months after the Termination Date (as long as he is entitled to and duly receives any payments due to him pursuant to Section 5.6 or 5.7 hereof), directly or indirectly engage in any business (whether as owner, manager, operator, lender, partner, stockholder, licensor, licensee, joint venturer, employee, consultant or otherwise) in which the Company or any of its subsidiaries, as of the Termination Date, is engaged as a significant portion of its business (it is hereby agreed that any business that constitutes at least twenty (20%) percent of the Company’s prior fiscal year’s revenues shall automatically be deemed “significant” hereunder) in any geographic area in which the Company or any of its subsidiaries then is so engaged.  Notwithstanding the foregoing, the Executive shall be permitted to own (as a passive investment) not more than two (2%) percent of the economic interests of a person or entity; provided, however, that said two (2%) percent limitation shall apply to the aggregate holdings of the Executive and those of all other persons and entities with whom the Executive has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities, except pursuant to a bona fide operating agreement in respect of such person or entity, such as a stockholders’ agreement or partnership agreement.  In the event of a termination of the Employment Term as a result of a change in control (as such term is defined in the Company’s Senior Executive Change in Control Agreement or any similar agreement, plan, program or other arrangement covering the Executive from time to time), the non-compete covenant contained in this paragraph shall not apply to the Executive.

7.4                                 Non-Solicitation and Disparagement.  For a period of one year following the termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly through, aid, assistance or counsel, on the Executive’s own behalf or on behalf of another person or entity (i) contact, solicit or offer to hire any person who was, within a period of six months prior to the termination of the Executive’s employment with the Company, employed by the Company or its affiliates, or (ii) by any means issue or communicate any private or public

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statement that may be critical or disparaging of any member of the Company or its affiliates, or any of their respective products, services, officers, directors or employees.

7.5                                 Acknowledgements.  The Executive represents that he (i) is familiar with the foregoing covenants, (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the Company’s confidential and proprietary information, good will, stable workforce, and customer relations.

7.6                                 Specific Performance.  The Executive agrees that a breach of any of the covenants in this Section 7 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if he breaches any term of this Section 7, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief to restrain any such breach upon a showing by the Company of the legal requirements to obtain such relief.

7.7                                 Survival of Provisions of Section 7. It is understood and agreed that the provisions of this Section 7 shall survive the date of termination or expiration of the Employment Term.

8.                                       Miscellaneous Provisions.

8.1                                 Withholding.  All payments required to be made to the Executive by the Company hereunder shall be subject to any applicable withholding under applicable Federal, state and local income tax laws. Any such withholding shall be based upon the most recent Form W-4 filed by the Executive with the Company, and the Executive may from time to time revise such filing.

8.2                                 Severability. If in any jurisdiction any term or provision hereof is adjudicated to be invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired, (ii) any such invalidity or unenforceability in any jurisdiction shall not invalidate, limit or render unenforceable such provision in any other jurisdiction and (iii) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.3                                 Indemnification.  The Company shall indemnify the Executive to the fullest extent permitted by applicable law for all amounts (including without limitation, judgments, fines, settlement payments, costs, expenses and attorneys’ fees and expenses) reasonably incurred or paid by the Executive in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or actions of the Executive as (or the Executive’s serving in the position of) a director, officer or employee of, the Company, any subsidiary or affiliate of the Company or any enterprise at the Company’s request, and shall advance to the Executive (subject to the Executive’s undertaking to repay any advances if it is determined that he is not entitled to them) the reasonable costs, including attorneys fees, of defending any such notion.  The provisions of this Section 8.3 shall survive the termination of this Agreement.

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8.4                                 Execution in Counterparts.  This Agreement may be executed in one or more counterparts, and by each of the parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to the other party hereto.

8.5                                 Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Executive, to his latest address as reflected on the records of the Company, and (ii) if to the Company: Power-One, Inc., 740 Calle Plano, Camarillo, California 93012, Attn: Corporate Secretary, or in either case to such other address as one party may furnish to the other party in writing with specific reference to this change-of-address provision in this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

8.6                                 Amendment.  No provision of this Agreement may be modified, amended or discharged in any manner, except by a written instrument executed by each of the parties hereto.

8.7                                 Entire Agreement.  This Agreement, along with its Exhibits and the Equity Plan and the Company’s Senior Executive Change in Control Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, including without limitation all prior or existing employment agreements or other agreements by and between the Executive in any capacity and the Company, including without limitation in his capacity as a director of the Company or as a consultant to the Board.  Each party hereto hereby acknowledges and agrees that, other than as contained herein, no other representations or warranties, oral or written, have been made, expressly or impliedly, by the other party hereto.

8.8                                 Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Agreement (notwithstanding any Delaware or other conflict of law provision to the contrary).  Any statutory reference in this Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

8.9                                 Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

8.10                           Non-assignability.

8.10.1                  By the Executive.  Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; however, that the Executive may designate any of his beneficiaries to receive (and such beneficiaries shall receive) any compensation, payments or other benefits payable

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hereunder upon or after his death, or the foregoing may be transferred by the laws of descent or distribution.

8.10.2                  By the Company.  This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by it through a merger, consolidation or other business combination, including a change of control of the Company.  Upon the occurrence of such a transaction, any such successor company resulting therefrom shall be deemed to be substituted for all purposes as the Company hereunder.

8.11                           Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.12                           Waiver.  The failure of either of the parties hereto at any time to enforce any provision of this Agreement shall not be deemed or construed to be a waiver of any such or any other provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

8.13                           Capacity, etc.  The Executive hereby represents and warrants to the Company and the Company hereby represents and warrants to the Executive that: (i) he (or it) has full power, authority and capacity to execute and deliver this Agreement, and to perform his (or its) obligations hereunder, (ii) said execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he (or it) is a party or is otherwise bound and (iii) this Agreement is his (or its) valid and binding obligation enforceable in accordance with its terms.

8.14                           Section 409A.

8.14.1                  Six-Month Delay.   If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.6 or Section 5.7 until the earlier of (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of the Executive’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 8.14.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

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8.14.2                  Provisions Applicable to the Benefits and Reimbursements.  To the extent that any Benefits (as defined in Section 5.6) or reimbursements pursuant to Sections 3.1 or 3.2 are taxable to the Executive, any reimbursement payment due to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The Benefits and reimbursements pursuant to Sections 3.1 and 3.2  are not subject to liquidation or exchange for another benefit, and the amount of the Benefits and reimbursements pursuant to Sections 3.1 and 3.2 that the Executive receives in one taxable year shall not affect the amount of the Benefits or reimbursements that the Executive receives in any other taxable year.

8.15.                        Reimbursement of Legal Fees.  The Company shall reimburse the Executive (upon the submission by him of reasonably itemized accounts therefor) up to $20,000 in the aggregate for the reasonable, out-of-pocket fees and expenses of his legal counsel incurred in the drafting, negotiation and preparation of this Agreement. Any such reimbursement will be paid promptly upon the Company’s receipt of an invoice therefor.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

POWER-ONE, INC.

BY:	/s/ RANDALL H. HOLLIDAY

Randall H. Holliday

Secretary and General Counsel

EXECUTIVE

/s/ RICHARD J. THOMPSON

Richard J. Thompson

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Exhibit A

Incentive Payment Performance Objectives and Terms for Richard Thompson Incentive Payments for Calendar 2008

Target Incentive Payment: 100% of Base Salary at 100% achievement of performance objectives

Upper and Lower Range of Incentive Payment: 150%, 50%

Minimum Incentive Payment: $350,000

The performance threshold for any Incentive Payment (including the Minimum Incentive Payment) is positive earnings per share (“EPS”) for the calendar year.

Goals for 2008 Calendar Year	Weight
Revenue Growth (“RG”)	25%
Operating Income (“OI”)	50%
Net Cash Provided by Operating Activities (“CF”)	25%

Revenue Growth is measured from 2007 to 2008 audited total Revenues.

OI and CF are based upon audited 2008 financials.

The full Board, meeting in January, 2009, will determine whether the goal(s) were “substantially accomplished,” which is the threshold for paying an Incentive Payment at 100% or greater.

The Compensation Committee has the responsibility to determine the actual Incentive Payment based upon attainment of the goals, and retains discretion (together with the Board) to adjust for any unusual matters or Extraordinary Charges (as defined in the Employment Agreement by and between Power-One, Inc. and Richard J. Thompson of which this Exhibit A is a part) that may have occurred during 2008.

The minimum financial achievement to earn at each of the three pay points:

Goal	50%	100%	150%

RG (%)	[Confidential]
OI ($M)	[Confidential]
CF ($M)	[Confidential]

Each financial goal’s portion of the Incentive Payment is calculated individually based upon that goal’s weight.  For example, if RG=[bonus at 50%], OI=[bonus at 100%] and CF=[bonus at 150%] then the Executive receives the sum of 25% of 50% ($62.5k), 50% of 100% ($250k) and 25% of 150% ($187.5k) for a total incentive payment of $500,000.  For financial achievement between the minimum, target and upper pay points, the  Incentive Payment attributable to each financial goal will be calculated based on linear interpolation.

Exhibit B

POWER-ONE, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between Power-One, Inc., a Delaware corporation (hereinafter referred to as the “Company”) and Richard J. Thompson (hereinafter referred to as the “Executive”).

RECITALS

A.                                   The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.

B.                                     The Executive is a key executive of the Company.

C.                                     Should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

D.                                    Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

E.                                      This Agreement provides the benefits the Executive will be entitled to receive upon certain terminations of employment in connection with Change in Control from and after the Effective Date and supersedes and negates any and all previous agreements with respect to such benefits, including, without limitation, any previous Change in Control Severance Agreement by and between the Executive and the Company (the “Prior Change in Control Agreement”).

NOW THEREFORE, to help assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1.                                            Term

This Agreement shall be effective as of February 18, 2008 (the “Effective Date”).  This Agreement will continue in effect through the first anniversary of the Effective Date.  However,

at the end of such one (1) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least three (3) months prior to the end of such term (or extended term, as the case may be) to the Executive that this Agreement will not be extended, and if such notice is timely given this Agreement will terminate at the end of the term then in progress.

Notwithstanding the foregoing, in the event a Change in Control occurs during the original or any extended term of this Agreement, this Agreement will remain in effect for the longer of:  (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.  For purposes of clarity, subject to Section 4.1, benefits shall be payable to the Executive under this Agreement only with respect to a single Change in Control of the Company.  Accordingly, no Change in Control after the first Change in Control shall be considered for purposes of this Agreement.

Article 2.                                            ERISA

This Agreement is intended as part of a severance program of the Company that constitutes (i) a pension plan within the meaning of Section 3(2) of ERISA, and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.

Article 3.                                            Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)                                  “Accrued Obligations” means (i) any Base Salary that had accrued but had not been paid (including any accrued and unpaid vacation time) prior to the Severance Date, and (ii) any bonus earned as of the Severance Date with respect to the fiscal year preceding the year in which the Severance Date occurs (if the Executive was employed by the Company on the last day of that fiscal year) that had not previously been paid.

(b)                                 “Agreement” means this Change in Control Severance Agreement.

(c)                                  “Base Salary” means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

(d)                                 “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e)                                  “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2.

(f)                                    “Board” means the Board of Directors of the Company.

(g)                                 “Cause” means, as reasonably determined by a majority of the Continuing Directors (as defined in Section 3(h)(ii) below) then in office (excluding the Executive, if he is then a Continuing Director) based on the information then known to them, the occurrence of either or both of the following:

(i)                                     the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)                                  the willful engaging by the Executive in misconduct that is significantly injurious to the Company.  However, no act or failure to act on the Executive’s part shall be deemed to be “willful” if the Executive reasonably believed in good faith that such acts or omissions were in the best interests of the Company.

If there are no Continuing Directors then in office, the determination of Cause shall be made by a majority of the independent directors (as determined under the listing requirements of the Nasdaq Stock Market) or, if there are no independent directors then in office, by the full Board.

(h)                                 “Change in Control” means any of the following:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of Beneficial Ownership of twenty percent (20%) or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, and (D) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of Section 3(h)(iii) below; further provided , that, creditors of the Company who become stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not, by virtue of such bankruptcy, be deemed a “group” or a single Person for the purposes of this clause (i) (provided that any one of such creditors may trigger a Change in Control pursuant to this clause (i) if such creditor’s ownership of Company securities equals or exceeds the foregoing threshold);

(ii)                                  On any day after the Effective Date (the “Measurement Date”) Continuing Directors cease for any reason to constitute either:  (A) if the Company does not have a Parent, a majority of the Board; or (B) if the Company has a Parent, a majority of the Board of Directors of the Controlling Parent.  A director is a “Continuing Director” if he or she either:

(1)                                  was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(2)                                  was elected to the Board (or the Board of Directors of the Controlling Parent, as applicable), or was nominated for election by the Company’s or the Controlling Parent’s stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the Board (or Board of Directors of the Controlling Parent, as applicable) who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company’s or the Controlling Parent’s stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office; provided that such member of the Board shall not be deemed to be an Initial Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

“Initial Date” means the later of (1) the Effective Date or (2) the date that is two (2) years before the Measurement Date.

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, is a Parent of the

Company or the successor of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent of the Company or any successor of the Company or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or a Parent of the Company or the successor entity) Beneficially Owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of twenty percent (20%) existed prior to the Business Combination, and (3) a Change in Control is not triggered pursuant to clause (ii) above with respect to the Company (including any successor entity) or any Parent of the Company (or the successor entity).

Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control.  Notwithstanding anything to the contrary in clause (iii) above, a change in ownership of the Company resulting from creditors of the Company becoming stockholders of the Company in connection with any bankruptcy of the Company under the laws of the United States shall not trigger a Change in Control pursuant to clause (iii) above.

(i)                                     “Code” means the United States Internal Revenue Code of 1986, as amended.

(j)                                     “Committee” means the Compensation Committee of the Board.

(k)                                  “Company” means Power-One, Inc., a Delaware corporation (including, for purposes of determining whether the Executive is employed by the Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in Article 10.

(l)                                     “Controlling Parent” means the Company’s Parent so long as a majority of the voting stock or voting power of that Parent is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person.  In the event that the Company has more than one “Parent,” then “Controlling Parent” shall mean the Parent of the Company the majority of the voting stock or voting power of which is not Beneficially Owned, directly or indirectly through one or more subsidiaries, by any other Person.

(m)                               “Disability” means disability as defined in the Company’s long-term disability plan in which the Executive participates at the relevant time or, if the Executive does not participate in a Company long-term disability plan at the relevant time, such term shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(n)                                 “Effective Date” has the meaning given to such term in Article 1 hereof.

(o)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)                                 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(q)                                 “Executive” means the individual identified in the first sentence, and on the signature page, of this Agreement.

(r)                                    “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)                                     A material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive.  In addition, Good Reason will be deemed to exist if the Executive’s reporting relationship is diminished from the Executive’s reporting relationship in effect on the day immediately prior to the start of the Protected Period (for example, if the Executive reports directly to the Company’s Chief Executive Officer on the day immediately prior to the start of the Protected Period, Good Reason will be deemed to exist if the Executive’s reporting relationship is changed such that the Executive no longer reports directly to the Chief Executive Officer of the Company or any Parent or directly to the Board of Directors of the Company or any Parent).  A mere change in the Executive’s title by itself shall not constitute Good Reason, provided that there is not a material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities as contemplated above.

In addition, the change in status of the Company from a publicly-traded company to a company the securities of which are not publicly-traded (including any related termination of the Company’s reporting obligations under the Exchange Act) shall not, in and of itself, constitute Good Reason or a material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities.

(ii)                                  A reduction by the Company in the Executive’s Base Salary as in effect immediately prior to the start of the Protected Period or as the same shall be increased from time to time.

(iii)                               A significant reduction by the Company of the Executive’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs, as such opportunities exist immediately prior to the start of the Protected Period, or as such opportunities may be increased from time to time.  For this purpose, a significant reduction in the Executive’s incentive opportunities shall be deemed to have occurred in the event his incentive opportunity levels and/or the degree of probability of attainment of such incentive opportunities are materially diminished by the Company from the levels and probability of attainment that existed immediately prior to the start of the Protected Period.  If the Company has a Parent, a significant reduction of the Executive’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs shall not be deemed to have occurred if there is an across-the-board reduction in or elimination of any such program which similarly affects all executives of the Company and the reduced or eliminated incentives are replaced by a similar program of a Parent.

(iv)                              A significant reduction in the Executive’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates immediately prior to the start of the Protected Period, both in terms of the amount of benefits provided, and amounts accrued. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company’s organization.

(v)                                 The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10.

(vi)                              The Executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that is greater than thirty-five (35) miles away from the Executive’s principal place of employment for the Company at the start of the corresponding Protected Period.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Executive does not terminate employment and claim Good Reason for such termination within ninety (90) days after the Executive has knowledge of an event or circumstance that would constitute Good Reason, then the Executive shall be deemed to have waived his right to claim Good Reason as to that specific fact or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate, event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Executive’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Executive’s authorities (when taken into consideration with the first reduction) constitutes a “material reduction” in the nature or status of the Executive’s authorities from their level in effect on the day immediately prior to the start of the Protected Period).

(s)                                  “Parent” means an entity that Beneficially Owns a majority of the voting stock or voting power of the Company, or all or substantially all of the Company’s assets, directly or indirectly through one or more subsidiaries.

(t)                                    “Qualifying Termination” has the meaning given to such term in Section 4.2(a).

(u)                                 “Severance Benefits” means the payments and/or benefits provided in Section 4.3.

(v)                                 “Severance Date” means the date on which the Executive’s employment with the Company and its subsidiaries terminates for any reason (whether or not as a result of a Qualifying Termination).

Article 4.                                            Severance Benefits

4.1                               Right to Severance Benefits.  The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 4.3, if the Executive has incurred a Qualifying Termination.

The Executive shall not be entitled to receive Severance Benefits if his employment terminates (regardless of the reason) before the Protected Period (as such term is defined in Section 4.2(c)) corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.

4.2                               Qualifying Termination.

(a)                                  Subject to Sections 4.2(d), 4.4, and 4.5, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:

(i)                                     An involuntary termination of the Executive’s employment by the Company for reasons other than Cause;

(ii)                                  A voluntary termination of employment by the Executive for Good Reason;

(iii)                               A failure or refusal by a successor company to assume by written instrument the Company’s obligations under this Agreement, as required by Article 10; or

(iv)                              A repudiation or breach by the Company or any successor company of any of the provisions of this Agreement.

For purposes of determining any benefits payable hereunder, the date on which the succession referred to in clause (iii) becomes effective and the date on which the repudiation or breach referred to in clause (iv) occurs, as applicable, shall be deemed to be the Executive’s Severance Date.

(b)                                 If more than one of the events set forth in Section 4.2(a) occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to but a single payment of the Severance Benefits.

(c)                                  The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

(i)                                     If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)                                  If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)                               In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

(d)                                 Notwithstanding anything else contained herein to the contrary, the Executive’s termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

(e)                                  Notwithstanding anything else contained herein to the contrary (other than those provisions that contain an express exception to this Section 4.2(e)), the Executive’s Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement).  For purposes of the foregoing, any cash severance benefits payable to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis.  For purposes of the foregoing, non-cash severance benefits to be provided to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to the Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis.  If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Executive under this Agreement on a dollar-for-dollar basis.  For purposes of this paragraph, the Committee shall reasonably determine the value of any non-cash benefits.

4.3                               Description of Severance Benefits.  In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.2, the Company shall, subject to Section 4.7, pay to the Executive and provide him with the following:

(a)                                  An amount equal to two (2) times the Executive’s highest annualized rate of Base Salary in effect at any time after the commencement of the Protected Period and on or before the Executive’s Severance Date.

(b)                                 An amount equal to two (2) times the average of the annual bonuses paid by the Company to the Executive for the three (3) full fiscal years of the Company immediately preceding Executive’s Severance Date.

(c)                                  Payment or reimbursement of the Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Executive’s Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this Section 4.3(c) shall cease upon the first to occur of (a) the second anniversary of the Severance Date; (b) the Executive’s death; (c) the date the Executive becomes eligible for coverage under the health plan of a future employer; or (d) the date the Company or its affiliates ceases to offer any group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive.

(d)                                 A lump-sum cash amount equal to the portion of the Executive’s account under the Company’s qualified retirement plan (including, without limitation, any 401(k) matching contributions) that has not become vested under the terms of such plan as of the Severance Date.

(e)                                  A lump-sum cash amount equal to the portion of the Executive’s account under any Company nonqualified deferred compensation or other supplemental retirement plan that has not become vested under the terms of such plan as of the Severance Date.

(f)                                    The Company shall pay or reimburse the Executive for up to $15,000 of outplacement services obtained by the Executive during the twelve (12) month period following the Effective Date of Termination.

4.4                               Termination Due to Disability, Death or Retirement.  Termination of the Executive’s employment due to the Executive’s death or Disability is not a Qualifying Termination, and upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations.  However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive (but not the death of the Executive), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to the benefits provided by this Agreement for a Qualifying Termination.  A voluntary termination of employment by the Executive due to the Executive’s retirement is not a Qualifying Termination, and upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations.  However, if immediately prior to the Executive’s retirement (but not death), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon his retirement he shall (subject to Section 4.2(d)) be entitled to the benefits provided by this Agreement for a Qualifying Termination.

4.5                               Termination for Cause or by the Executive Other Than for Good Reason.  Termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason does not constitute a Qualifying Termination.  Upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations.

4.6                               Notice of Termination.  Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

4.7                               Release; Exclusive Remedy.

(a)                                  This Section 4.7 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary.  As a condition precedent to any Company obligation to the Executive pursuant to Section 4.3 or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, (i) the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law, and (ii) the Executive shall have complied with any and all covenants set forth in Article 8 hereof.  The Company shall have no obligation to make any payment to the Executive pursuant to Section 4.3 (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 4.7 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations, or at any time after a breach by the Executive of any covenant set forth in Article 8.

(b)                                 The Executive agrees that the general release agreement described in Section 4.7(a) will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 4.3 that the payments contemplated by Section 4.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment (and any such accelerated vesting), not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to Section 4.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

4.8                               Acceleration of Equity Awards on Change in Control.  Notwithstanding any other provision herein or in any applicable stock incentive plan document or award agreement, each stock option, restricted stock, or other equity or equity-based award granted by the Company to the Executive, to the extent such award is outstanding and unvested as of the date of a Change in Control, shall automatically become fully vested as of such Change in Control date.  In the event that the Executive has a Qualifying Termination during the Protected Period related to a Change in Control and any stock option, restricted stock, or other equity or equity-based award (or portion thereof) that had not vested as of the Severance Date was cancelled or otherwise terminated upon or prior to the date of the related Change in Control solely as a result of such Qualifying Termination, such award shall be reinstated and shall automatically become fully vested and, in the case of stock options or similar awards, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

Article 5.                                            Form and Timing of Severance Benefits; Tax Withholding;

5.1          Form and Timing of Severance Benefits.  The Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(d) and 4.3(e) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Severance Date, but in no event beyond thirty (30) days from such date.  Notwithstanding the foregoing, payment of any and all Severance Benefits are subject to the provisions of Section 4.7 and Section 11.10.

5.2                               Withholding of Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

Article 6.                                            Section 280G

6.1                               Possible Gross-Up.

(a)                                  Subject to Section 6.1(b), in the event it is determined (pursuant to Section 6.2 below) or finally determined (as defined in Section 6.3(c) below) that any payment, distribution, transfer, benefit or other event with respect to the Company or a successor, direct or indirect subsidiary or affiliate of the Company (or any successor or affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Code, occurring after the Effective Date, to or for the benefit the Executive or the Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (each a “Payment” and collectively the “Payments”) is or was subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is or was incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, addition to tax, and costs (including professional fees)) hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to the Executive (or to the applicable taxing authority on Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments.  The Gross-Up Payment, if triggered pursuant to this Section 6.1(a), is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

(b)                                 Notwithstanding anything contained in Section 6.1(a) or any other provision of this Agreement to the contrary, if a reduction in the amount of the Payments by an amount up to but not in excess of one hundred thousand dollars ($100,000) would avoid the imputation of any Excise Tax on the remaining Payments (after such reduction), then the Payments shall be reduced (but not below zero) so that the maximum amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Payments to be subject to the Excise Tax.  Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Payments if such a reduction is required, the Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Payments.

(c)                                  The preceding provisions of this Section 6.1 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation

6.2          Initial Determination.  Except as provided in Section 6.3, the determination that a Payment is subject to an Excise Tax and, in such event, whether a Gross-Up Payment or reduction in Payments is required pursuant to Section 6.1, shall be made in writing by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Executive (“Executive’s Accountant”).  Such determination shall include the amount of the Gross-Up Payment or reduction in Payments, as applicable, and detailed computations thereof, including any assumptions used in such computations (the written determination of the Executive’s Accountant, hereinafter, the “Executive’s Determination”).  The Executive’s Determination shall be reviewed on behalf of the Company by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the “Company’s Accountant”).  The Company shall notify Executive within 10 business days after receipt of the Executive’s Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Company to make any required Gross-Up Payment as provided in Section 6.1 above within 10 days from the expiration of such 10 business-day period.  In the event of an objection by the Company to the Executive’s Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute the Executive’s Accountant and the Company’s Accountant shall jointly select a third nationally recognized accounting firm or consulting firm with experience in such matters to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Executive and the Company.  In such a case, the third accounting firm’s findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Company to make any payment as a result thereof within 10 days following the receipt of such third accounting firm’s determination.  All fees and expenses of each of the firms referred to in this Section 6.2 with respect to the matters referred to in this Section 6 shall be borne solely by the Company.

6.3          Claim of Taxing Authority.

(a)                                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 30 days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Executive’s rights under this Section 6 except to the extent of actual damages suffered by the Company as a result of such failure.  The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to make the payments to Executive which may ultimately be required under this section before assuming responsibility for the claim), Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to the Executive;

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

(b)                                 Without limitation on the foregoing provisions of this Section 6.3, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

(c)                                  If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 6.3(b), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 6) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such advance, after giving effect to such repayment.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.3(a), it is finally determined that the Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(d)                                 For purposes of this section, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of:  (A) the expiration of the 15-day period referred to in Section 6.3(a) above if the Company has not notified the Executive that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), (D) the receipt by the

Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to Executive that the Company intends to continue to pursue such contest).

6.4                               Over- and Under-Payments.  As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to a Gross-Up Payment) that properly should be made or that Payments should be reduced that should have been made (“Underpayment”), or that a Gross-Up Payment not properly needed to be made should be made or that Payments be reduced by an amount less than that required pursuant to Section 6.1 (“Overpayment”).  The determination of any Underpayment shall be made using the procedures set forth in Section 6.2 above and shall be paid to Executive as an additional Payment (or Gross-Up Payment, as applicable).  The Company shall be entitled to use procedures similar to those available to the Executive in Section 6.2 to determine the amount of any Overpayment (provided that the Company shall bear all costs of the accountants as provided in Section 6.2).  In the event of a determination that an Overpayment was made, the Executive shall promptly repay the amount of such Overpayment to the Company together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company; provided, however, that the amount to be repaid by the Executive to the Company shall be subject to reduction to the extent necessary to put the Executive in the same after-tax position as if such Overpayment were never made.

Article 7.                                         The Company’s Payment Obligation

7.1                             Payment of Obligations Absolute.  Except as provided in Sections 4.2(e), 4.7, 5.2 and in Article 6, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 6 or Article 9.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 4.3(c).

7.2                             Contractual Right to Benefits.  This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder.  The

Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense.  In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company.  However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

7.3                             Pension Plans; Duplicate Benefits.  All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plan, supplemental retirement plans, nonqualified deferred compensation plans, bonus plans, and any disability, workers’ compensation or other Company benefit plan distribution that the Executive is entitled to as of his Severance Date.  Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required.  No payments made pursuant to this Agreement shall be considered compensation for purposes of any such benefit plan.  Payment of the Executive’s Accrued Obligations shall be deemed to not duplicate any benefit contemplated by this Agreement and shall not result in an offset pursuant to Section 4.2(e).

Article 8.                                            Trade Secrets; Non-Solicitation and Non-Disparagement

By executing this Agreement and again by receiving any benefits provided for by this Agreement, the Executive agrees follows:

(a)                                  In the course of performing his duties for the Company, the Executive will receive, and acknowledges that he or she has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.”  The Executive agrees that he or she will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Trade Secret of the Company or any of its affiliates to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company, without prior written authorization from the Company to do so.  The Executive further agrees that if, at the time of the termination of his employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, the Executive will return and surrender all such documents and materials to the Company upon leaving its employ.  The restrictions and protection provided for in this Section 8(a) shall be in addition to any protection afforded to Trade Secrets by law or equity and in addition to any protection afforded to Trade Secrets by any other agreement between the Executive and the Company.

(b)                                 For a period of one year following the termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly through, aid, assistance or counsel, on the Executive’s own behalf or on behalf of another person or entity (i) contact, solicit or offer to hire any person who was, within a period of six months prior to the termination of the Executive’s employment with the Company, employed by any member of the Company Group, or (ii) by any means issue or communicate any private or public statement that may be critical or disparaging of any member of the Company Group, or any of their respective products, services, officers, directors or employees.

(c)                                  The Executive represents that he (i) is familiar with the foregoing covenants, (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the Company’s confidential and proprietary information, good will, stable workforce, and customer relations.

(d)                                 The Executive agrees that a breach of any of the covenants in this Article 8 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if he breaches any term of this Article 8, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief to restrain any such breach upon a showing by the Company of the legal requirements to obtain such relief.

Article 9.             Claims Procedure

9.1         Committee Review.  The Executive or, in the event of the Executive’s death, the Executive’s Beneficiary (as applicable, the “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Agreement.  Such claim shall be delivered to the Committee care of the Company in accordance with the notice provisions of Section 11.7.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within two hundred and seventy (270) days of the date on which the event that caused the claim to arise occurred (subject to any timing requirements that may apply in the case of a purported termination for Good Reason).  The claim must state with particularity the determination desired by the Claimant.

9.2         Notification of Decision.  The Committee shall consider a Claimant’s claim pursuant to Section 9.1 within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                  that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of this Agreement upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                              a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(v)                                 a statement of the Claimant’s right to seek arbitration pursuant to Section 9.4.

9.3         Pre and Post-Change in Control Procedures.  With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 9.4 with respect to any claim for benefits under this Agreement.  With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 9.4 and need not first satisfy the foregoing provisions of this Article 9.

9.4         Arbitration of Claims.  All claims or controversies arising out of or in connection with this Agreement, that the Company may have against any Claimant, or that any Claimant may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 9 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 9.4.  The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  The arbitrator shall review  de novo  any claim previously considered by the Committee pursuant to Section 9.1.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered:  (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect.  The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”).  The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location.  Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules.  Each party may strike all names on the list it deems unacceptable.  If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains.  The party who did not initiate the claim shall strike first.  If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

The arbitrator shall interpret this Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law.  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement.  The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is voidable.

The arbitration shall be conducted pursuant to California Code of Civil Procedure Sections 1282 et. seq.

Notwithstanding the foregoing provisions, the Company and the Executive each may apply to any court of competent jurisdiction in the state of California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, to ensure that any relief sought in arbitration is not rendered ineffectual through interim harm and as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

9.5         Claims Expenses; Legal Fees and Expenses of Executive.  The Company shall advance and bear all reasonable expenses of any arbitration conducted under this Article 9 and all reasonable legal fees and expenses incurred by Claimant in pursuing a claim at and through any stage of review or dispute resolution pursuant to this Article 9; provided, however, that if it is finally determined that the Claimant did not pursue the claim or commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay all of Claimant’s legal fees and expenses advanced by the Company and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith (except that, in any event, the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee).

Article 10.            Successors and Assignment

10.1        Successors to the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.  Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason.  Except for the purpose of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Executive’s Severance Date if the Executive so elects, but any delay or failure by the Executive to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.

10.2        Assignment by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

Article 11.            Miscellaneous

11.1        Employment Status.  Except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

11.2        Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement.  If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s Beneficiary in accordance with the terms of this Agreement.  If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.  The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

11.3        Gender and Number; Section Headings.  Where the context requires herein, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.4        Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

11.5        Entire Agreement.  This Agreement, together with any employment agreement and any written agreement evidencing any stock option or other equity-based incentive award previously granted by the Company, embodies the entire agreement of the parties hereto respecting the matters within its scope.  As of the Effective Date, this Agreement shall supersede all other agreements of the parties hereto that are prior to or contemporaneous with the Effective Date and that directly or indirectly bear upon the subject matter hereof (including, without limitation, any Prior Change in Control Agreement), other than any prior agreement relating to any right to indemnification the Executive may have from the Company or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or may incur as an employee, officer or director of the Company or its affiliates.  Any negotiations, correspondence, agreements, proposals or understandings prior to the Effective Date relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.  This Agreement is an integrated agreement.

11.6        Modification.  Except as expressly provided in the definition of “Good Reason” in Section 3 with respect to certain waivers of circumstances that would otherwise constitute Good Reason, no provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee or its designee, or by the respective parties’ legal representatives and successors.

11.7        Notice.  For purposes of this Agreement, notices, including a Notice of Termination, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed:  (i) if to the Executive, to his latest address as reflected on the records of the Company, and (ii) if to the Company: Power-One, Inc., 740 Calle Plano, Camarillo, California 93012, Attn: Corporate Secretary, or to such other address as the Company may furnish to the Executive in writing with specific reference to this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

11.8        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

11.9        Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Agreement (notwithstanding any California or other conflict of law provision to the contrary).  Any statutory reference in this Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

11.10      Section 409A.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code (“Section 409A”), the Executive shall not be entitled to any payments in connection with a separation from service of the Executive (within the meaning of Section 409A) until the earlier of (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of the Executive’s death.  Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required to avoid the imputation of any tax, penalty or interest under Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Company therefor promptly after the end of such period.  The provisions of this Section 11.10 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest under Section 409A.

(b)                                 To the extent that this Agreement or any plan, program or award of the Company in which the Executive participates or which has been or is granted by the Company to the Executive, as applicable, is subject to Section 409A, the Company and the Executive agree that the terms and conditions of this Agreement and such other plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to avoid the imputation of any tax, penalty or interest under Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 18th day of February, 2008.

Power-One, Inc.	Executive

By:

Print Name:	Print Name: Richard J. Thompson

Its:

EXHIBIT C

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into this        day of                    20    , by and between Richard J. Thompson, an individual (“Executive”), and Power-One, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive has been employed by the Company or one of its subsidiaries; and

WHEREAS, Executive’s employment by the Company or one of its subsidiaries has terminated and, in connection with the Executive’s Employment Agreement with the Company, dated as of [                            ] (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay severance and other benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

                                                                                                1.                                       Termination of Employment.  Executive’s employment with the Company terminated on [                            ,           ] (the “Separation Date”).  Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates.  Executive hereby confirms that Executive does not hold any position as an officer or employee with the Company and each of its affiliates.  Executive acknowledges and agrees that Executive has received all amounts owed for his regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits.

                                                                                                2.                                       Release.  Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise,

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whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden arising out of or in any way connected with Executive’s service as an officer, director employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee (each, a “Claim”), which he now owns or holds or he  has at any time heretofore owned or held or may in the future hold as against any of said Releasees, whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act (to the extent applicable), the California Family Rights Act (to the extent applicable), or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to severance payments or benefits under Section 5 of the Employment Agreement or the Company’s Senior Executive

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Change in Control Agreement, as applicable, or similar agreement, in accordance with the terms thereof ; or (6) any rights to payment of benefits under any plan or arrangement that is either subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, or under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

                                                                                                3.                                       1542 Waiver.  It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified.  In furtherance of this intention, to the extent California law is applicable, Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.  Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of SECTION 1542.

                                                                                                4.                                       ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Release

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Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement.  Executive further expressly acknowledges and agrees that:

A.                                   In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

B.                                     Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.                                     Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.                                    Executive was given a copy of this Release Agreement on [                                  , 20    ] and informed that he had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he should execute the Endorsement attached hereto;

E.                                      Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

F.                                      Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

5.                                       No Transferred Claims.  Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.                                       Severability.  It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such

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provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.                                       Counterparts.  This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.                                       Successors.  This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.  This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

9. [Intentionally Omitted]

10.                                 Governing Law.  THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF DELAWARE, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.                                 Amendment and Waiver.  The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

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12.                                 Descriptive Headings.  The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

13.                                 Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.                                 Arbitration.

A.                                   In General.  All claims or controversies arising out of or in connection with this Release Agreement, that the Company may have against the Executive, or that the Executive may have against the Company or against its officers, directors, employees or agents acting in their capacity as such, shall be resolved through arbitration as provided in this Section 14.  The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration shall be final and binding upon the Company and the Executive, and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

B.                                     Applicable Rules and Procedures.  Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect.  The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”).  The arbitration shall be held in the city in which the Executive is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location.  Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.  The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules.  Each party may strike all names on the list it deems unacceptable.  If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains.  The party who did not initiate the claim shall strike first.  If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.  The arbitrator shall interpret this Release Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law.  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Release Agreement.  The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation,

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applicability, enforceability or formation of this Release, Agreement including but not limited to, any claim that all or any part of this Release Agreement is voidable.  To the extent required by applicable law, the arbitration shall be conducted pursuant to California Code of Civil Procedure Sections 1282 et. seq.  Notwithstanding the foregoing provisions, the Company and the Executive each may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, to ensure that any relief sought in arbitration is not rendered ineffectual through interim harm and as necessary to enforce the provisions of this Release Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

15.                                 Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

16.                                 Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

[The Remainder of this Page is Intentionally Left Blank]

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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of Delaware that the foregoing is true and correct.

EXECUTED this                  day of                  20    , at

“Executive”

Print Name:

POWER-ONE, INC.,
a Delaware corporation,

By:

Name:

Title:

8

ENDORSEMENT

I,                                               , hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of Delaware that the foregoing is true and correct.

EXECUTED this  [        ] day of [                           200        ].

Print Name:

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